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EXHIBIT  23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Trust Company of New Jersey:

We consent to the inclusion in the Current Report on Form 8-K of North Fork Bancorporation, Inc., dated March 4, 2004 of our report dated February 25, 2004, with respect to the consolidated Statements of Condition of The Trust Company of New Jersey as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of The Trust Company of New Jersey.

                                          KPMG LLP

Short Hills, New Jersey
March 4, 2004